Exhibit 99.1

FOR IMMEDIATE RELEASE

The Necessity Retail REIT
Completes $93 Million Bob Evans Disposition

NEW YORK – July 5, 2023 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL” or “the Company”) announced today that it closed on the sale of 44 properties leased to Bob Evans restaurants for a total of $93 million. The properties sold are in Kentucky, Indiana, Ohio, Michigan, Delaware, Pennsylvania, Virginia, West Virginia, and Maryland.

“The sale of this portfolio is the latest example of our commitment to maximizing portfolio value, in this case by strategically reducing our exposure to fast casual dining assets while enabling us to recycle capital accretively,” said Michael Weil, CEO of RTL. “With this sale, we have intentionally reduced our total portfolio exposure to fast casual dining to less than 2% from 4%, based on annualized straight-line rent. We will continue to pursue the strategic sale of select properties as we focus on optimizing our portfolio and on building a pipeline of similarly favorable dispositions.”

About The Necessity Retail REIT Where America Shops

The Necessity Retail REIT, Inc. (Nasdaq: RTL) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063